EXHIBIT 99.2

Filed by Midwest Banc Holdings, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company:  Midwest Banc Holdings, Inc.
Registration No. 333-160985

Midwest Banc Holdings, Inc.

Indicative Preferred Securities Exchange Ratio

On December 3, 2009, Midwest Banc Holdings, Inc. (the "Company") commenced an offer to exchange newly issued shares of its common stock for its outstanding depositary shares, $25.00 liquidation amount per share, each representing a 1/100th fractional interest in a share of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (CUSIP: 598251205), (the “Series A Preferred Stock”) of the Company, on the terms and subject to the conditions set forth in the preliminary prospectus (the "Prospectus") and in the related letter of transmittal (the “Letter of Transmittal”), included in the Company's registration statement on Form S-4, as amended, filed with the Securities and Exchange Commission, each as amended or supplemented prior to the expiration date of the Exchange Offer.

Set forth below is the following information related to the Exchange Offer:

•	the indicative average VWAP for the last five trading days

•	the Minimum Share Price

•	the resulting indicative relevant price

•	the indicative exchange ratio

Link to Materials

Date	Indicative Average VWAP $	Minimum Share Price $	Indicative Relevant Price $	Indicative Exchange Ratio
[ ]	[ ]	0.2800	[ ]	[ ]

The indicative information presented above is for illustrative purposes only and is subject to change.  The indicative exchange ratio does not indicate the actual exchange ratio that will be used to determine the number of shares of common stock of the Company to be issued for each depositary share upon the expiration of the Exchange Offer.

The Exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, January 13, 2010, unless extended.

Further information regarding the exchange offer can be found using the links below:

•	Link to Exchange Offer Prospectus, dated December 3, 2009

•	Link to Letter of Transmittal

•	Link to Preferred Proxy Statement

•	Link to Common Proxy Statement

•	Link to Broker Letter

•	Link to Broker Alert

•	Link to Withdrawal Notice

Non-Solicitation

This website and the materials on this website shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Additional Information

In connection with the Exchange Offer, the Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (which includes the Prospectus) on Form S-4 (Reg. No. 333-160985) to register the shares of Company common stock to be issued in the exchange. In addition, the Company has filed other relevant documents concerning the Exchange Offer with the SEC, including a tender offer statement on Schedule TO.  The company urges security holders to read the registration statement on Form S-4, as amended through the expiration date of the Exchange Offer, the related Prospectus that is included within the registration statement, the tender offer statement and any other relevant documents filed or to be filed with the SEC in connection with the Exchange Offer, because they contain important information about the Company and the Exchange Offer.  Securityholders may obtain free copies of these documents through the website maintained by  the SEC at http://www.sec.gov; or by directing a request to the Company’s Information Agent, Morrow & Co., LLC.  The information on this website is not, and shall not be deemed to be, a part of or incorporated into any filings the Company makes with the SEC.

Morrow & Co., LLC

470 West Ave., Stamford, CT 06902
Banks and Brokers call: (203) 658-9400
Shareholders call toll free: (800) 662-5200

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